INVESTMENT MANAGER AGREEMENT

This AGREEMENT made as of November 1, 2022, by and among City National Rochdale, LLC, a limited liability company organized under the laws of the state of Delaware (the “Adviser”), and Alcentra Limited, a limited liability company organized under the laws of the England and Wales (“Alcentra UK”), and Alcentra NY, LLC a limited liability company organized under the laws of the state of Delaware (“Alcentra NY,” and together with Alcentra UK, the “Investment Managers” and each, an “Investment Manager”), with respect to the City National Rochdale Fixed Income Opportunities Fund (the “Fund”), a series of City National Rochdale Funds (the “Trust”):

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust issues shares (the “Shares”) of the Fund registered under the 1940 Act pursuant to a registration statement filed with the Securities and Exchange Commission (the “SEC”), as amended from time to time (the “Registration Statement”);

WHEREAS, each Investment Manager is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Alcentra UK is regulated and authorized by the Financial Conduct Authority of the United Kingdom (the “FCA”);

WHEREAS, the Adviser is employed by the Trust, pursuant to an investment advisory agreement (the “Advisory Agreement”), to act as investment adviser for and to manage, or arrange for the management of, the investment and reinvestment of the assets of such portion of the assets of the Fund as the Adviser shall from time to time designate (the “Account”), to the extent requested by and subject to the supervision and control of, the Board of Trustees of the Trust (the “Board”);

WHEREAS, the Trust and the Adviser desire to retain the Investment Managers to render investment advisory services to the Account in connection with the investment strategy and guidelines set forth in Schedule 1; and

WHEREAS, the Investment Managers are willing to provide investment advisory services to the Account, in the manner and on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of their mutual promises, the Adviser and each Investment Manager agree as follows:

ARTICLE 1

Employment of Investment Managers

1.1  The Adviser hereby employs the Investment Managers to manage the investment and reinvestment of the assets of the Account, to the extent requested by and subject to the supervision and control of, the Adviser and the Board for the period and upon the terms herein set forth.

1.2  Each Investment Manager accepts such employment and, subject to Section 4, agrees during such period at its own expense to render such services, and to assume the obligations herein set forth for the compensation herein provided.

1.3  Each Investment Manager shall for all purposes be deemed to be an independent contractor, and unless otherwise expressly provided or authorized shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust, the Fund or the Adviser. Notwithstanding the foregoing, each Investment Manager shall, for the purposes of this agreement, have authority to act as agent for the Fund, subject to supervision by the Adviser and the Board.

1.4  The services of each Investment Manager herein provided are not to be deemed exclusive and each Investment Manager shall be free to render similar services or other services to others so long as its services hereunder shall not be impaired thereby.

ARTICLE 2

Duties of Investment Managers

2.1  Investment Management Services.

(a)  Subject to the general supervision of the Board and the Adviser, each Investment Manager shall, within the investment parameters set out in Schedule 1 (the “Investment Guidelines”), provide a continuous and discretionary investment program for the Account and determine the composition of the assets of the Account, including determination of the purchase, retention or sale of the securities, cash and other investments for the Account. In performing these duties, each Investment Manager shall:

(i)  perform research and obtain and evaluate pertinent economic, statistical, and financial data relevant to the investment policies of the Fund as set forth in the Registration Statement;

(ii)  seek out and implement specific investment opportunities, consistent with any investment strategies approved by the Board;

(iii)  take such steps as are necessary to implement any overall investment strategies approved by the Board for the Fund, including making and carrying out day-to-day decisions to acquire or dispose of Permissible Investments (as defined in Schedule 1), managing investments and any other property of the Account, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;

(iv)  regularly report to the Board with respect to the implementation of any approved overall investment strategy and any other activities in connection with management of the assets of the Account, including furnishing, within 60 days after the end of each calendar quarter, a statement of all purchases and sales during the quarter and a schedule of investments and other assets of the Account as of the end of the quarter;

(v)  maintain all accounts, records, memoranda, instructions or authorizations relating to the acquisition or disposition of investments for the Account;

(vi)  provide such information as is reasonably requested upon reasonable notice to assist in the determination of the net asset value of the shares of the Fund in accordance with applicable law; and

(vii)  not consult with any other sub-adviser of any other portion of the Fund or any other series of the Trust concerning transactions of the Fund or any other series of the Trust.

(b)  Each Investment Manager acknowledges that neither the Adviser nor its employees shall be required to evaluate the merits of investment selections or decisions made by the Investment Manager or be required to approve the selections or decisions, or to confirm their compliance with applicable investment policies and restrictions, these responsibilities being within the duties of the Investment Manager.

(c)  Each Investment Manager’s services shall be subject always to the control and supervision of the Adviser and the Board, the restrictions of the Agreement and Declaration of Trust (the “Declaration of Trust”) and Bylaws of the Trust, as amended from time to time, the provisions of the 1940 Act, the statements relating to the Fund’s investment objective or objectives, investment policies and investment restrictions as set forth in the then-current Registration Statement, and any applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as notified to it from time to time. The Adviser has furnished or will furnish the Investment Managers with copies of the Registration Statement, Declaration of Trust, and Bylaws as currently in effect and agrees during the continuance of this agreement to furnish the Investment Managers with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Investment Managers will be entitled to rely on all documents furnished by the Adviser, and the Adviser shall notify the Investment Managers if any requirements of these Sections 2.1(c) and 2.1(d) are more restrictive than the Investment Guidelines (in which event the parties shall agree to amend the Investment Guidelines).

(d)  Each Investment Manager represents that it shall make every effort to ensure that the Fund continuously qualifies as a “regulated investment company” under Subchapter M of the Code or any successor provision by performing services in accordance with the Investment Guidelines (however, it is acknowledged that the Investment Managers are responsible for day-to-day management only with respect to the Account), and the Advisor shall notify the Investment Managers as to when the Investment Guidelines need to be amended. Except as instructed by the Board or the Adviser, the Investment Managers shall also make decisions for the Account as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Account’s portfolio securities shall be exercised. Should the Board at any time make any determination as to investment policy and notify the Investment Managers thereof, the Investment Managers shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked to the extent that the Investment Managers shall have been notified in writing reasonably in advance.

(e)  In connection with the acquisition or disposition of securities described in Section 2.1(a) (iii), the Investment Managers may place orders for the purchase or sale of Account investments for the account of the Fund with brokers or dealers selected by it and, to that end, each Investment Manager is authorized as agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to assets of the Account, the Investment Managers are directed at all times to seek to obtain the best execution under the circumstances within the policy guidelines as set forth in the current Registration Statement; and each Investment Manager confirms that such Investment Manager’s execution policy complies with these policy guidelines. Subject to this requirement and the provisions of the Advisers Act, the 1940 Act, and other applicable provisions of law, each Investment Manager may select brokers or dealers with which it, the Adviser or the Fund is affiliated.

(f)  In addition to seeking best execution under the circumstances in accordance with the Registration Statement and the Investment Manager’s policy, each Investment Manager may also take into consideration research and statistical information and wire and other quotation services provided by brokers and dealers to the Adviser and Investment Manager. Each Investment Manager is also authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if such Investment Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or such Investment Manager’s overall responsibilities with respect to the Account. The policies with respect to brokerage allocation, determined from time to time by the Board, are those disclosed in the Registration Statement. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this agreement or otherwise. Periodically, each Investment Manager will evaluate the statistical data, research and other investment services provided to it by brokers and dealers. Such services may be used by an Investment Manager in connection with the performance of its obligations under this agreement or in connection with other advisory or investment operations including using such information in managing its own accounts.

(g)  Nothing in this agreement shall preclude the aggregation of orders for sale or purchase of securities or other investments by two or more series of the Trust or by the Trust and other accounts (collectively, “Advisory Clients”) managed by the Adviser or an Investment Manager to the Fund, provided that: (i) the Adviser or Investment Manager’s actions with respect to the aggregation of orders for multiple Advisory Clients, including the Fund, are consistent with the then-current positions in this regard taken by the Securities and Exchange Commission or its staff through releases, “no-action” letters, or otherwise; and (ii) the Investment Manager’s policies with respect to the aggregation of orders for multiple Advisory Clients have been previously submitted to the Adviser. Alcentra UK will allocate any such transactions conducted by it on a fair and reasonable basis in accordance with the requirements of the FCA Rules. In such cases a more or less favorable price might be obtained than if the order had been executed separately.

(h)  The Investment Managers will advise the Adviser and, if instructed by the Adviser, the Fund's custodian on a prompt basis each day by electronic telecommunication or facsimile of each confirmed purchase and sale of a portfolio security specifying the name of the issuer, the full description of the security including its class, amount or number of shares of the security purchased or sold, the market price, the commission, government charges and gross or net price, trade date, settlement date and identity of the clearing broker. Under no circumstances may the Trust, the Adviser, the Investment Manager, SEI Investments Mutual Fund Services or any affiliates of such parties act as principal in a securities transaction with the Fund or any other investment company managed by the Adviser (i) unless permitted by an exemptive provision, rule or order under the 1940 Act and (ii) upon obtaining prior approval of the securities transaction from the Adviser. Any such transactions shall be reported quarterly to the Board.

(i)  The Investment Managers shall inform the Adviser and the Board on a current basis of changes in investment strategy or tactics or key personnel. It shall also be the duty of the Investment Managers to furnish to the Board such information as may reasonably be necessary for the Board to evaluate this agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to Section 7.

(j)  Each Investment Manager represents and warrants that it is in compliance with all applicable rules and regulations of the SEC pertaining to its investment advisory activities and agrees that it will conform with all applicable rules and regulations of the SEC pertaining to its investment advisory activities.

(k)  Alcentra UK has categorized the Fund and the Adviser as a professional client for all purposes of the FCA Rules. The client has the right to request classification as a retail customer. Such a classification would not limit the protections that the client enjoys as a professional client. “FCA Rules” means the rules and guidance contained in the Handbook issued by the FCA.

(l)  Each Investment Manager acknowledges and agrees that (i) the names “City National Rochdale” and “City National Rochdale Funds” are the property of the Adviser, and (ii) the Investment Manager will publicly disseminate information concerning the Fund and the Trust only if such information has been approved in advance by the Trust.

(m)  The Investment Managers will endeavor to effect currency hedging for the Account’s portfolio on a best efforts basis, but cannot guarantee at any time that the currency movements of investments held in the Account will be adequately hedged. The Investment Managers will rely on the Adviser to negotiate, and ensure that there is a line of credit for currency hedging purposes with sufficient capacity available with a U.S. counterparty (or otherwise advise the Investment Managers), and that the Investment Managers will not be responsible for ensuring that such capacity is available at any time. The parties acknowledge that any subsequent loss of such capacity may leave the investments of the Account unhedged from a currency perspective, and this could affect the performance of the Account. The Investment Managers will not be liable in this situation.

(n)  The Investment Managers and any Affiliate (as defined below) may effect transactions in which an Investment Manager, any Affiliate, or another fund managed by an Investment Manager or an Affiliate has, directly or indirectly, a material interest or a relationship of any description with another party, which involves or may involve a potential conflict with the Investment Managers’ duty to the Fund; provided, however, that any such transaction will be effected in accordance with the 1940 Act or any rules, “no-action” letters, or other guidance by the Securities and Exchange Commission or its staff, thereunder. The Investment Managers will ensure that such transactions are effected on terms which are not materially less favourable to the Fund than if the conflict or potential conflict had not existed. Any conflict which an Investment Manager is not able to manage effectively shall be promptly disclosed by the Investment Manager to the Adviser. Each Investment Manager maintains a conflicts of interest policy which sets out the types of actual or potential conflicts of interest that affect such Investment Manager’s business and provides details of how these are managed, and is required by FCA Rules in respect of Alcentra UK. The Investment Managers will act as the agents of the Fund and the Fund will therefore be bound by the actions of the Investment Managers taken on the Fund’s behalf in accordance with the terms of this Agreement. Nevertheless, nothing in this Agreement, none of the services to be provided hereunder, nor any other matter shall (a) oblige the Investment Managers or any Affiliate to accept responsibilities more extensive than those set out in this Agreement or (b) give rise to any fiduciary or equitable duties which would prevent or hinder the Investment Managers or any Affiliate from either (i) performing services pursuant to this Agreement or (ii) effecting transactions with or for the Fund. “Affiliate,” as used in this Section 2.1, shall mean any subsidiary of Franklin Resources, Inc. (“Franklin Templeton”), any holding company of Franklin Templeton, any subsidiary of such a holding company, and any other person whose business or domestic relationship with Franklin Templeton may reasonably be expected to give rise to a community of interest between them which may involve a conflict of interest in dealings with third parties.

(o)  All formal complaints by the Fund or the Adviser relating to the services provided by either Investment Manager under this Agreement should in the first instance be made in writing to the Investment Manager, marked for the attention of the Head of Compliance. In the case of Alcentra UK, as a professional client the Fund or the Adviser may not have a right to complain directly to the UK’s Financial Ombudsman Service. A copy of Alcentra UK’s complaints handling procedure is available on request and will otherwise be provided in accordance with the FCA Rules.

(p)  Alcentra UK undertakes to comply with its obligations under the Data Protection Act in relation to any Personal Data supplied by it, or to it, in connection with this Agreement. The Adviser hereby acknowledges and agrees that Alcentra UK, its Affiliates and agents may process and use Personal Data for the provision of services to the Fund. The Adviser agrees that such data may also be used by Alcentra UK and its agents and Affiliates to update client records, to advise the Adviser of other products and services unless the Adviser has indicated otherwise and for such other purposes as Alcentra UK may notify the Adviser from time to time. In connection with the above purposes, the Adviser acknowledges that Personal Data may be transferred outside of the European Economic Area (“EEA”). In order to establish the identity of the Adviser and the Fund and to comply with anti-money laundering requirements, Alcentra UK may require evidence of identity to be provided to it by the Adviser or the Fund. Alcentra UK may collect, store and process Personal Data on servers operated by unaffiliated third party service providers (each a “Provider”) provided that: a) where any such Provider is located outside the EEA, Alcentra UK will take appropriate measures to ensure that the level of protection applied to any Personal Data by such Provider will be of a standard commensurate with the Data Protection Act; b) Alcentra UK shall use reasonable efforts to select and use any such Provider pursuant to this Clause; and c) the Provider is required to maintain the confidentiality of such Personal Data. The Adviser undertakes to supply Personal Data to Alcentra UK in accordance with the provisions of the Data Protection Act and shall provide Alcentra UK with reasonable cooperation and assistance in ensuring that the processing and use of Personal Data described in this Clause is conducted in accordance with the Data Protection Act. “Data Protection Act” means the UK’s Data Protection Act 1998. “Personal Data” has the meaning set out in section 1(1) of the Data Protection Act and relates only to personal data, or any part of such personal data, given by or on behalf of the Adviser under this Agreement.

(q)  The Investment Manager represents and warrants that, in connection with this agreement, it will not purchase any securities or financial instruments issued by, or otherwise engage in any transactions with, any country, entity, or individual that (i) is included on any list of blocked countries, entities, or individuals maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), or (ii) is otherwise a subject of economic sanctions administered and enforced by the Department of Treasury, which may be amended from time to time. Pursuant to this representation, the Investment Manager is instituting practices to ensure that any potential OFAC exposure is identified. The Investment Manager also agrees to implement promptly any instruction from the Adviser to prohibit or terminate any investment in a country or with a certain entity, to enable compliance with OFAC sanctions or recent Department of Treasury actions.

(r)  On an annual basis the Investment Manager will certify to the Adviser that the representations in Section 2.1(q) are true and correct.

ARTICLE 3

 Allocation of Charges and Expenses

3.1  Each Investment Manager will bear its own costs of providing services hereunder. Other than as specifically indicated herein neither Investment Manager shall be responsible for the Fund's or the Adviser's expenses, including, without limitation: the day to day expenses related to the operation and maintenance of office space, facilities and equipment; expenses incurred in the organization of the Fund, including legal and accounting expenses and certain costs of registering securities of the Fund under federal securities law and qualifying for sale under state securities laws; any share redemption expenses; expenses of portfolio transactions; shareholder servicing costs; pricing costs; interest on borrowings by the Fund; charges of the custodian and transfer agent, if any; cost of auditing services; all taxes and fees; certain insurance premiums; investor services (including allocable personnel and telephone expenses); the cost of paying dividends and capital gains distributions and any extraordinary expenses, including litigation costs in legal actions involving the Fund, or costs related to indemnification of Trustees, officers and employees of the Trust; as a result of any party claiming to be entitled to investments (including cash) which form part of the Account at any time; in consequence of any breach by the Adviser of the agreement; or otherwise arising out of any action properly taken by an Investment Manager in accordance with the agreement.

3.2  The Fund shall be free to retain at its expense other persons to furnish it with any services whatsoever, including, without limitation, statistical, factual or technical information or advice.

ARTICLE 4

 Compensation of the Investment Manager

4.1  For the services to be rendered as provided herein, the Adviser shall pay to Alcentra NY for each month of the Fund’s fiscal year on the last day of each such month a fee based upon the average daily net assets of the Account, as determined pursuant to the Fund’s Registration Statement, at the annual rate of 45 basis points of the Account's average daily net assets. For the avoidance of doubt, Alcentra NY may pay a portion of the fee it receives in connection with this agreement to Alcentra UK or its affiliates.

4.2  For the month and year in which this agreement becomes effective or terminates there shall be an appropriate proration on the basis of the number of days that the agreement is in effect during the month and year respectively.

4.3  If the net asset value is not required to be determined on any particular business day, then for the purpose of the foregoing computations, the net asset value of a share as last determined shall be deemed to be the net asset value of a share as of the close of business on that day.

4.4  In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Investment Managers nor any officer, director, shareholder or other affiliate of an Investment Manager shall: (i) act as agent and accept any compensation other than its compensation provided for in this agreement, except in the course of such person’s business as an underwriter or broker; or (ii) act as broker and accept any commission, fee, or other remuneration except as agreed between the parties from time to time.

4.5  Each Investment Manager agrees that in all matters relating to the management of the investment of the assets of the Fund, it will act in conformity with the Registration Statement, Declaration of Trust, and Bylaws of the Trust then in effect as provided to the Investment Manager in accordance with Section 2.1 (c).

ARTICLE 5

Limitations of Liability

5.1  Each Investment Manager shall give the Fund the benefit of the Investment Manager’s best judgment and efforts in rendering services under this agreement; provided, that such Investment Manager shall not be liable for any error of judgment or import of law, or for any loss suffered by the Trust in connection with the matters to which this agreement relates, except loss resulting from: (i) willful misfeasance, bad faith or gross negligence on the part of such Investment Manager in the performance of its obligations and duties under this agreement; (ii) its reckless disregard of its obligations and duties under this agreement; or (iii) a breach of Section 2.1(d) of this agreement. The terms of this Section 5.1 shall survive termination of this agreement.

5.2  Neither Section 2.1(d) of this agreement nor the Investment Guidelines will be breached as a result of: any changes in price or asset values brought about solely through movements in the market; any issue, redemption or cancellation of investments by, or capital reconstruction of a company the securities of which are held by the Fund; downgrading of any investment held by the Fund; abnormal market conditions; the composition of the Fund, other than investments held in the Account; or any other reason outside the control of the Investment Managers.

5.3  Except (i) to the extent that the Adviser cannot recover against another person and (ii) as provided in Sections 5.1(i) and 5.1(ii) of this agreement, neither Investment Manager shall under any circumstances whatsoever be liable for any indirect, special or consequential loss, any loss of profit, revenue or business opportunity, any economic loss or any loss of goodwill, whether or not in the knowledge or contemplation of such Investment Manager at the date of the agreement, except to the extent caused by such Investment Manager’s fraud. Furthermore, neither Investment Manager shall be liable for the consequences of any investment decision made in good faith and neither Investment Manager gives any warranty or undertaking as to the performance or profitability of the Account or any part of it or that the investment objective will be achieved.

5.4  Neither Investment Manager shall be liable for the acts or omissions of any counterparty, broker, dealer, bank, investment bank, clearing house, financial institution or market intermediary involved in the execution of any transaction entered into on behalf of the Account (each a “Counterparty”), their agents, officers or employees or other persons through whom transactions are effected for the Account except to the extent caused directly by such Investment Manager’s failure to exercise reasonable care in its choice and use of such Counterparties.

5.5  The Fund, the Adviser and the Board and any professional tax adviser of any of these remain solely responsible for the management of the Fund’s affairs for tax purposes and neither Investment Manager shall be liable for any tax consequences of anything lawfully done on the Fund’s behalf under the agreement or at the Adviser’s or Board’s request.

5.6  Nothing in the agreement seeks to exclude or restrict any duty or liability that Alcentra UK has under the UK’s Financial Services and Markets Act 2000, or any rules or regulations made under it.

5.7  Neither party shall be liable for any failure, delay or interruption in the performance of its obligations under the agreement which is due to any cause whatsoever outside its reasonable control and it shall be entitled to a reasonable extension of the time for performing such obligations as a result of such cause. Events outside a party’s reasonable control shall include without limitation: acts of God; change to the law, order or regulation of a governmental, supranational or regulatory body or authority; currency restrictions, devaluations and fluctuations; any act of terrorism; market conditions affecting the execution or settlement of transactions or the value of assets; industrial disputes; breakdown, failure or malfunction of any communication system or computer service or systems not reasonably within the party’s control; and the failure of any relevant exchange or clearing house; and shall include any event or circumstance that the party is unable, using reasonable skill and care, to avoid. For the avoidance of doubt, in any such case all amounts due to the Investment Managers hereunder and any Counterparties used by the Investment Managers to effect transactions for the Account/Fund shall continue to be paid as and when due.

ARTICLE 6

Books and Records

6.1  In accordance with the requirements of Rule 31a-3 under the 1940 Act, each Investment Manager shall maintain separate books and detailed records pertaining to such Investment Manager’s provision of investment sub-advisory services to the Fund (the “Fund's Books and Records”), including without limitation the records required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Fund's Books and Records shall be available by overnight delivery of copies or for telecopying on three (3) business days’ notice to the Adviser following the Adviser’s request during any day that the Fund is open for business. Each Investment Manager shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the Fund’s Books and Records.

6.2  Each Investment Manager agrees that the Fund’s Books and Records which it maintains for the Fund in accordance with Rule 31a-3 under the 1940 Act are the property of the Trust and further agrees to surrender promptly to the Trust any such books, records or information upon the Trust’s reasonable request; to the extent permitted by applicable law provided, however, that such Investment Manager may maintain copies of such books and records. All such books and records shall be made available, within five business days of a written request, to the Trust’s independent registered public accounting firm during regular business hours at the Adviser’s offices. The Trust or its authorized representative shall have the right to copy any of the Fund’s Books and Records in the possession of the Adviser. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this agreement, all such books, records or other information shall be returned to the Trust free from any claim or assertion of rights by the Investment Managers; provided, however, that the Investment Managers may maintain copies of such records.

6.3  Each Investment Manager further agrees that it will not disclose or use any records or information obtained pursuant to this agreement in any manner whatsoever except as authorized in this agreement and that it will keep confidential any information obtained pursuant to this agreement and disclose such information only if the Trust has authorized such disclosure, if such disclosure is required by courts of competent jurisdiction, subpoena, regulatory authorities (whether or not federal or state regulatory authorities), law or regulation, or if such information is already in the public domain. Each Investment Manager uses the services of third party providers of software-as-a-service in relation to, amongst other things, management of contacts and relationships, and as such contact details of the Fund and the Adviser (but no transactional or portfolio holdings information) may be disclosed to its affiliates.

ARTICLE 7

 Duration and Termination of this Agreement

7.1  This agreement shall not become effective unless and until the later of the time at which it is approved by the Board, including a majority of Trustees who are not parties to this agreement or interested persons of any such party to this agreement, or the time at which it is approved by a majority of the Fund’s outstanding voting securities as required by the 1940 Act. This agreement shall come into full force and effect on the later of such two dates. The agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually by: (i) the Board, or by the vote of a majority of the Fund’s outstanding voting securities; and (ii) a majority of those Trustees who are not parties to this agreement or interested persons of any such party cast in person or virtually, if permitted by the U.S. Securities and Exchange Commission by regulation, exemptive order or otherwise, at a meeting called for the purpose of voting on such approval.

7.2   Termination.

(a)  This agreement may be terminated at any time, without penalty, by vote of the Board or by vote of the holders of a majority of such Fund’s outstanding voting securities, or by the Adviser or an Investment Manager, on sixty (60) days’ written notice to the other parties.

(b)  This agreement may be terminated at any time without the payment of any penalty by vote of the Board in the event that it shall have been established by a court of competent jurisdiction that an Investment Manager or any officer or director of an Investment Manager has taken any action which results in a breach of the covenants of the Investment Managers set forth herein.

(c)  This agreement shall automatically terminate in the event of its assignment.

ARTICLE 8

 Amendments to this Agreement

8.1  This agreement may be amended by the parties only if such amendment is specifically approved by: (i) if required by law the vote of a majority of the Fund’s outstanding voting securities, and (ii) a majority of those Trustees who are not parties to this agreement or interested persons of any such party cast in person or virtually, if permitted by the U.S. Securities and Exchange Commission by regulation, exemptive order or otherwise, at a meeting called for the purpose of voting on such approval.

8.2  Notwithstanding anything herein to the contrary, this agreement may be amended by the parties without the vote or consent of shareholders of the Fund to supply any omission, to cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, or if they deem necessary to conform this agreement to the requirements of applicable laws or regulations, but neither the Adviser or Investment Managers shall be liable to the other for failing to do so.

ARTICLE 9

 Notices

9.1  Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Adviser:

City National Rochdale, LLC

400 Park Avenue

New York, NY 10022

Attn: Anthony Sozio

If to Alcentra Limited:

Alcentra Limited

160 Queen Victoria Street

London, EC4V 4LA, United Kingdom

Attn: Stuart Medlen

If to Alcentra NY:

Alcentra NY

9 West 57th Street, Suite 4920

New York, NY 10019

Attn: James Algar

ARTICLE 10

 Miscellaneous Provisions

10.1  Other Relationships. It is understood that the officers, Trustees, agents, shareholders and other affiliates of the Trust are or may be interested in the Adviser or an Investment Manager as officers, directors, agents, shareholders, affiliates or otherwise, and that the officers, directors, shareholders, agents and other affiliates of the Adviser or an Investment Manager may be interested in the Trust otherwise than as shareholders.

10.2  Definitions of Certain Terms. The terms “assignment,” “affiliated person” and “interested person”, when used in this agreement, shall have the respective meanings specified in the 1940 Act. The term “majority of the outstanding voting securities” means the lesser of: (a) 67% or more of the votes attributable to Shares of the Fund or the Trust, as appropriate, present at a meeting if the holders of more than 50% of such votes are present or represented by proxy; or (b) more than 50% of the votes attributable to Shares of the Fund or the Trust, as appropriate.

10.3  Applicable Law.

(a)  This agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of New York without regard to conflicts of law principles or precedents.

(b)  With respect to any services provided hereunder by Alcentra UK, this agreement shall be subject to the Financial Services and Markets Act 2000, statutory instruments made under it and FCA Rules.

(c)  This agreement shall be subject to the provisions of the Securities Act of 1933, as amended, the 1940 Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

10.4  Severability. If any provision of this agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this agreement shall not be affected thereby.

10.5  Captions. The captions in this agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

10.6  Counterparts. This agreement may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

10.7  Cooperation with Authorities. Each party hereto shall cooperate with the other party and all appropriate governmental authorities (including without limitation the SEC) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this agreement or the transactions contemplated hereby.

10.8  Cumulative Rights. The rights, remedies and obligations contained in this agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under applicable law and regulations.

10.9   Compensation of Officers, Trustees and Employees. No Trustee, officer or employee of the Trust shall receive from the Trust any salary or other compensation as a Trustee, officer or employee of the Fund while at the same time holding a position as a director, officer, partner, member or employee of an Investment Manager. This paragraph shall not apply to consultants and other persons who are not regular members of an Investment Manager's staff.

10.10  Form ADV, Part 2A & 2B. The Adviser represents that each Investment Manager has delivered to it a copy of Part 2A and 2B of such Investment Manager’s current Form ADV as required by the Advisers Act.

***Signature Page Follows***

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written.

CITY NATIONAL ROCHDALE, LLC

By:	/s/
Name:	Anthony Sozio
Title:	Vice-President

ALCENTRA LIMITED

By:	/s/
Name:	Ruth Davis
Title:

ALCENTRA NY, LLC

By:	/s/
Name:	Jonathan DeSimone
Title:	Chief Executive Officer

Schedule 1 – Investment Guidelines

These investment guidelines must be construed in accordance with the Investment Restrictions outlined in the Statement of Additional Information of the City National Rochdale Funds and the description of the Fixed Income Opportunities Fund set out in the Prospectus, plus any other restrictions as may be relevant.

“Permissible Investments” means US and European CLO mezzanine securities with a rating at time of purchase ranging from B-/B3 to A+/A1, or equivalent, from at least one nationally recognized rating agency (“CLO Securities”), other than such investments managed by Alcentra NY, Alcentra UK or any of their affiliates.

Maximum position limit of:

•          7.5% (of the Account) per issuer if the Account has $100MM or less of assets, calculated based on a minimum fund size of $100MM;

•          5% (of the Account) per issuer once the Account size exceeds $100MM of assets, except that holdings in issuances of one issuer may comprise up to 7.5% of the assets of the Account.

•          20% (of the Account) per manager once the Account size exceeds $100MM of assets.

If the assets of the Account are $100MM or more, the Account must be invested in a minimum of 20 issuers. No greater than 20% of the assets of the Account shall be invested in fixed rate securities.

For the avoidance of doubt, foreign currency spot and forward transactions will be allowed.